UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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☒	Soliciting Material Pursuant to §240.14a-12

BRISTOW GROUP INC.

(Name of Registrant as Specified In Its Charter)

GLOBAL VALUE INVESTMENT CORP.

STEN L. GUSTAFSON

JONATHAN A. MERETSKY

ANTHONY J. GRAY

JEFFREY R. GEYGAN

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 7, 2019, Global Value Investment Corp. sent the following letter:

* * *	May 7, 2019

BY UNITED PARCEL SERVICE DELIVERY AND ELECTRONIC MAIL

Bristow Group Inc.

2103 City West Blvd., 4th Floor

Houston, Texas 77042

Attention: Board of Directors

Re:	Open Questions and Meeting Request

Dear Board of Directors:

GVIC has attempted to engage constructively with the Board of Directors (the “Board”) of Bristow Group Inc. (“Bristow”) on numerous occasions over the past several months. The Board has ignored each of these communications. The blatant disregard for shareholder engagement led GVIC to proactively identify and nominate four highly qualified, independent candidates for election to the Board.

Bristow now stands on the verge of commencing a Chapter 11 reorganization that threatens to further destroy shareholder value. That the Board insists on continuing to support a failed strategy and management team is beyond belief. Bristow’s recent actions leave stakeholders amazed at the chain of bad decisions.

In a news release dated November 9, 2018, Bristow announced the retirement of CEO Jonathan Baliff and a CEO transition process, stating, “The Corporate Governance and Nominating Committee of the Board of Directors is leading the search for a new CEO, with input from the Board of Directors and the support of an executive search firm.” GVIC welcomed this news, as it seemed the Board had finally grown tired of Mr. Baliff’s consistent mismanagement of Bristow.

However, GVIC was shocked to see that on March 1, 2019, Don Miller – who GVIC contends is very much part of the problem at Bristow – was promoted from CFO to CEO. During Mr. Miller’s tenure as CFO, Bristow’s debt ballooned from $945 million to $1,450 million, directly resulting in Bristow’s current compromised financial position. Additionally, Mr. Miller oversaw Bristow’s financial reporting during the development of the stated material weakness in financial reporting disclosed on February 11, 2019. Mr. Miller was also a key architect of the failed acquisition of Columbia Helicopters, Inc., which was strongly opposed by GVIC and other shareholders and would have saddled Bristow with shockingly onerous financing.

Mr. Miller’s promotion was all the more inexplicable given GVIC’s knowledge that several highly qualified CEO candidates with industry experience were interviewed during the search process. These individuals, who have demonstrated record of success, were willing to accept the job.

On April 15, 2019, just 45 days after Mr. Miller’s promotion, Bristow stated in a Form 8-K filed with the Securities and Exchange Commission that the Board may contemplate Chapter 11 reorganization proceedings. Concurrently, Bristow announced that it was delaying a scheduled interest payment of $12.5 million to the holders of its 6.25% Senior Unsecured Notes due 2022, and had hired Houlihan Lokey and Alvarez & Marsal as financial advisors.

Considering all of these exceptionally unsettling developments, the Board’s silence on its strategic vision for Bristow, and the inadequacy of information available to shareholders – the ultimate owners of the company and the only stakeholders to whom the Board is accountable – GVIC demands that the Board immediately address the following questions for the benefit of all stakeholders.

1.

Why was Mr. Miller promoted to CEO, given his responsibility for many of the financial and internal control issues that Bristow is current experiencing? How many other candidates were considered, and what were their qualifications?

2.

What consideration was given to Mr. Miller’s previous experience with Chapter 11 reorganization proceedings? Had the Board, in conjunction with Mr. Miller, already determined that Chapter 11 was the course of action it was going to take?

3.

What are the respective roles of Houlihan Lokey and Alvarez & Marsal? How are these firms being compensated (at the expense of Bristow’s shareholders)? Do they report to management or the Board? How can Bristow’s shareholders be assured that each firm is carrying out its tasks with an acceptable degree of objectivity? What are they doing to help Bristow avoid a Chapter 11 reorganization? What are the qualifications of the specific individuals from each firm involved with Bristow, including previous experience with industrial aviation? What conflicts of interest may exist, including those stemming from each firm’s relationship with or previous engagement by Bristow’s competitors?

4.

What asset sales have been contemplated? Why has Bristow not sold its fleet of H225 helicopters, which has not operated commercially for more than three years? What strategic buyers are being considered for Eastern Airways and Capiteq Limited (operating as Airnorth), which are both projected to be EBITDA negative in FY 2019 and are not core to Bristow’s operations? Which other assets have been considered for sale in order to increase liquidity and facilitate deleveraging? What is the Board’s perspective on Bristow’s role in industry consolidation, which GVIC views as inevitable?

5.	Has the Board received offers to purchase Bristow at prices that would represent a significant premium to Bristow’s current equity price?

6.

What is Bristow’s current liquidity (cash and availability under the asset-backed revolving credit facility)? How is this liquidity being managed? What are Bristow’s additional sources of liquidity? How has Bristow responded to each offer of additional capital? GVIC is aware of several such offers in the past three months.

7.	When does Bristow intend to resolve the issues leading to the delay of its Form 10-Q for the period ending December 31, 2018, the issuance of which has been delayed four times?

8.

On February 11, 2019, Bristow paid a $20 million termination fee to Columbia Helicopters, Inc. When this payment was made, was Bristow’s intention to initiate Chapter 11 reorganization proceedings on or before the 90-day preference period allowed under Chapter 11? If so, why was this not disclosed?

9.	What does each member of the Board stand to gain in the event of Bristow completing Chapter 11 reorganization proceedings? How could Mr. Miller and other executives be enriched?

10.

How many meetings of the Board have occurred since January 1, 2018? How many directors were present at each meeting? Has the Board conducted a meaningful governance review of its processes, functional effectiveness, alignment, and performance of each director since January 1, 2016? What conflicts exist that would compromise the independence of each director, such as involvement with common social, civic, or religious organizations?

GVIC’s primary interest is the preservation of the equity value for the benefit of Bristow’s equity owners. To that end, GVIC, in conjunction with industry experts, has developed a detailed plan to grow revenue, cut costs, improve operations for administrative compliance, shed unprofitable assets, and reduce financial leverage. GVIC shares that plan with shareholders today. GVIC is making this plan available so that every stakeholder can see that there are viable paths for Bristow that do not involve bankruptcy. GVIC believes there is substantial equity value in Bristow, and for that reason, any attempt to enter Chapter 11 reorganization proceedings would destroy equity value and constitute a breach of fiduciary duty.

GVIC requests an audience with the Board to present its turnaround plan in detail and discuss the avoidance of Chapter 11 reorganization as soon as possible. GVIC considers this meeting, the full and objective consideration of GVIC’s proposal, and good faith consideration of proposals put forth by others, to be incumbent upon the Board in discharging its fiduciary duties.

GVIC firmly reminds each member of the Board of the fiduciary duties owed to shareholders. GVIC expects the Board to discharge these fiduciary duties to the fullest extent. Directors are not relieved of these duties by the retention of certain advisors. In cases of negligence, directors may be personally liable. GVIC will pursue any and all remedies available to it under the law, both against Bristow and its directors individually, and any others who may act or have acted in dereliction of their duties with respect to Bristow.

Your prompt response is requested.

Sincerely,

/s/ Jeffrey R. Geygan
Jeffrey R. Geygan
President and CEO

Additional Information and Where to Find It

Global Value Investment Corp. (“GVIC”), Sten Gustafson, Jonathan Meretsky, Anthony Gray, Jeffrey Geygan and James Geygan are participants in the solicitation of proxies from shareholders of Bristow Group Inc. (“Bristow”) in connection with Bristow’s 2019 Annual Meeting of Shareholders (the “Annual Meeting”). GVIC intends to file a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting.

GVIC is the beneficial owner of 245,940 shares of Bristow’s common stock. Messrs. Jeffrey Geygan and James Geygan, by virtue of their position as President and Chief Executive Officer and as Vice President, respectively, of GVIC may each be deemed to be the beneficial owner of the shares of Bristow common stock beneficially owned by GVIC. In their respective personal capacities, Mr. Jeffrey Geygan owns 14,910 of these shares and Mr. James Geygan owns 2,295 of these shares. Mr. Meretsky is the beneficial owner of 73,275 shares of Bristow’s common stock, and Messrs. Gray and Gustafson do not own any shares. Additional information regarding such participants, including any other direct or indirect interests, by security holdings or otherwise, will be included in the Proxy Statement and other relevant documents to be filed by GVIC with the SEC in connection with the Annual Meeting.

Promptly after filing its definitive Proxy Statement with the SEC, GVIC will mail its definitive Proxy Statement and a WHITE proxy card to each shareholder entitled to vote at the Annual Meeting. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT GVIC WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain, free of charge, the Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by GVIC with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov). Copies of GVIC’s definitive Proxy Statement, any amendments or supplements thereto and any other relevant documents filed by GVIC with the SEC in connection with the Annual Meeting will also be available, free of charge, by contacting GVIC’s proxy solicitor, InvestorCom, at 19 Old Kings Highway S., Suite 210, Darien, CT 06820, or by phone at (203) 972-9300.

About Global Value Investment Corp.

Global Value Investment Corp. is a value-oriented investment research and advisory firm focused on investing in the equity and debt of publicly traded companies around the world. The firm was founded in 2007 in Mequon, WI, and has since opened additional offices in Boston, MA, Charleston, SC and Hyderabad, India.